                                                                      Exhibit 12

AETNA INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                  Three Months Ended                                    Years Ended
                                        March 31,                                       December 31,
                                  ------------------   -----------------------------------------------------------------------------
(Millions)                                2001              2000              1999           1998           1997           1996
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
Pretax income (loss) from
   continuing operations             $   (48.5)        $   (39.0)(2)     $   744.8      $   842.0      $   979.6      $   (29.6)(3)

Add back fixed charges                    55.0             360.9             322.3          291.7          287.5          204.7
------------------------------------------------------------------------------------------------------------------------------------

    Income as adjusted               $     6.5         $   321.9         $ 1,067.1      $ 1,133.7      $ 1,267.1      $   175.1
====================================================================================================================================
Fixed charges:
   Interest on indebtedness          $    30.3         $   248.2         $   232.7      $   206.2      $   213.9      $   141.0
Portion of rents representative
   of interest factor                     24.7             112.7              89.6           85.5           73.6           63.7
------------------------------------------------------------------------------------------------------------------------------------

Total fixed charges                  $    55.0         $   360.9         $   322.3      $   291.7      $   287.5      $   204.7
====================================================================================================================================

Preferred stock dividend
  requirements (4)                          --                --              56.9          103.4          103.4           51.2
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Total combined fixed charges
and preferred stock dividend
  requirements (4)                   $    55.0         $   360.9         $   379.2      $   395.1      $   390.9      $   255.9
====================================================================================================================================
Ratio of earnings to fixed
  charges                                 0.12(1)           0.89(2)           3.31           3.89           4.41           0.86(3)
====================================================================================================================================

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                         0.12(1)           0.89(2)           2.81           2.87           3.24           0.68(3)
====================================================================================================================================

(1) Additional pretax income from continuing operations necessary to achieve both a ratio of earnings to fixed charges of 1.0 and a ratio of earnings to combined fixed charges and preferred stock dividends of 1.0, was approximately $48.5 million for the three months ended March 31, 2001.

(2) Pretax loss from continuing operations reflects a goodwill write-off of $310.2 million, a severance and facilities charge of $142.5 million and $57.8 million of change-in control related payments and other costs required to effect the spin-off of the Company from former Aetna. Additional pretax income from continuing operations necessary to achieve both a ratio of earnings to fixed charges and a ratio of earnings to combined fixed charges and preferred stock dividends of 1.0, was approximately $39.0 million.

(3) Pretax loss from continuing operations reflects a severance and facilities charge of $801.7 million. Additional pretax income from continuing operations necessary to achieve a ratio of earnings to fixed charges of
      1.0 was approximately $29.6 million. Additional pretax income from continuing operations necessary to achieve a ratio of earnings to combined fixed charges and preferred stock dividends of 1.0 was approximately $80.8 million.

(4) Although the Company did not pay preferred stock dividends, preferred stock dividends paid by former Aetna Inc. have been included for purposes of this calculation for the years ending December 31, 1996, 1997, 1998 and 1999 (through the redemption date of July 19, 1999), as the preferred stock issued by former Aetna Inc. was issued in connection with the acquisition of U.S. Healthcare Inc. in 1996.